                                            September 6, 2007

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:      Pruco Life Insurance Company
         Pruco Life Flexible Premium Variable Annuity Account
         Post-Effective Amendment No. 13 on Form N-4, Registration No. 333-52754

Dear Sir/Madam:

         Pursuant to Rule 461 under the  Securities Act of 1933, the  undersigned  respectfully  request that the effective date of the
Registration Statement referenced above be accelerated so the same may become effective on September 11, 2007.

         It would be appreciated if, as soon as the  Registration  Statement has become  effective,  you would so inform C. Christopher
Sprague, Esq. by telephone at (973) 802-6997.

                                            Sincerely,

                                            Pruco Life Insurance Company
                                            Pruco Life Flexible Premium Variable Annuity Account
                                                                       (Registrant)

                                           /s/ Daniel Kane
                                           ________________________________________
                                            Daniel Kane
                                            Vice President

                                            Prudential Investment Management Services, LLC
                                                              (Principal Underwriter)

                                            /s/Bruce Ferris
                                            __________________________________________
                                            Bruce Ferris
                                            Vice President

                                            September 6, 2007

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:      Pruco Life Insurance Company
         Post-Effective Amendment No. 6 on Form S-3, Registration No. 333-104036

Dear Sir/Madam:

         Pursuant to Rule 461 under the  Securities  Act of 1933,  the  undersigned  respectfully  request that the effective date of the Registration Statement referenced above be accelerated so the same may become effective on September 11, 2007.

         It would be  appreciated  if, as soon as the  Registration  Statement has become  effective,  you would so inform C.
Christopher Sprague, Esq. by telephone at (973) 802-6997.

                                            Sincerely,

                                            Pruco Life Insurance Company
                                                     (Registrant)

                                            /s/ Daniel Kane
                                            ________________________________________
                                            Daniel Kane
                                            Vice President

                                            Prudential Investment Management Services, LLC
                                                              (Principal Underwriter)

                                            /s/Bruce Ferris
                                            __________________________________________
                                            Bruce Ferris
                                            Vice President